EXHIBIT 10.10

                              CONSULTING AGREEMENT

This Agreement is between AmeriFirst Financial Services, Inc., 814 A1A North, Suite 300, Ponte Vedra Beach, FL 32082, (together with its affiliates "AmeriFirst") and American Viatical Services, 280 Heritage Walk, Woodstock, GA 30188, (together with its affiliates "American").

                              W I T N E S S E T H:

WHEREAS, AmeriFirst desires to assure itself of the Non-Exclusive services of American and desires to enter into an Non-Exclusive Consulting Agreement of Services with American, upon the terms and conditions hereinafter set forth; and

WHEREAS, American is desirous of entering into such an agreement of Consulting Services;

NOW, THEREFORE, in consideration of this Agreement and the mutual promises and covenants hereinafter set forth, AmeriFirst agree as follows:

1.    Duties

      A. AmeriFirst shall submit viatical or senior settlement files, which include all medical and other information needed to produce a life expectancy estimate. AmeriFirst warrants that such files fully contain accurate and complete information. Files may be transmitted in a secure manner in hard copy to American Viatical Services at 280 Heritage Walk, Woodstock, GA 30188 or to such other addresses as American shall designate. Hard copy files shall consist of single sided copies. AmeriFirst shall submit a volume of files and file sizes as shall be agreed upon by AmeriFirst and American.

      B. American shall review submitted files in timely fashion and respond by returning the requested completed service within 48-72 hours. If necessary, American may contact attending physicians or providers to obtain clarification or verbal updates, provided files contain the respective physician or provider's name, address and phone number and provided files contain an authorization for release of information. However, AmeriFirst shall be responsible for ordering any attending physician statements, paramedical exams or other medical or underwriting information that may be required.

      C. Based on information included in files provided by AmeriFirst, American will produce a Life Expectancy Report, similar in format to the attached sample report, Exhibit A, which is attached and incorporated into this agreement. Life Expectancy Reports shall include an estimate of life expectancy or "not predictable" if appropriate.

      D. Life expectancy estimates (LE's) may be based on underwriting "table ratings" converted into LE's by use of mortality tables, statistical studies, and clinical judgment or by some combination of the above. American will use its best professional judgment in estimating life expectancy. However, American will not be liable for the accuracy or appropriateness of any mortality tables used or for any mortality rating or estimated life expectancy provided; it being recognized that life expectancy estimates are by their very nature imprecise.

      E. Only AmeriFirst shall use the Life Expectancy Reports prepared for AmeriFirst by American. AmeriFirst shall indemnify and hold American harmless from any third party who may, in whole or in part, directly or indirectly, rely on such reports prepared by American.

2. Term. This Agreement shall become effective on February 1, 2003 and shall continue for a term of ninety (90) days. Thereafter, this Agreement shall renew automatically for subsequent ninety (90) day terms, unless terminated in writing by either party.

3. Compensation. American will be paid $250.00 for each file reviewed of up to 250 single sided pages subject to market price increase to other clients. There may be additional charges for files in excess of 250 single sided pages, which AmeriFirst and American shall agree to before any analysis is begun. Also, AmeriFirst shall reimburse American for any expenses it incurs in returning files to AmeriFirst. American shall be compensated $100 for the re-review of a file, provided such re-review is requested within three (3) months of American's initial review. Re-review of files submitted after three (3) months will be treated as a new submission. AmeriFirst shall pay American within fifteen (15) days of receipt of any invoice for files reviewed. Past due bills shall bear interest at the rate of 1.5% per month.

4. Termination. After the initial ninety (90) day term, either party may terminate this Agreement upon giving fifteen (15) days advance written notice to the other party.

5. Non-Solicitation. During the term of this Agreement and for a period of two years thereafter, AmeriFirst and American agree not to solicit or interfere with the other party's employees, subcontractors or agents for employment or contracting without the express advance written approval of the other party. The parties further agree that any violation of this provision will be cause for entry of a preliminary, temporary or permanent mandatory or restraining injunctions, orders, judgments or decrees as may be necessary to protect the non-defaulting party. In the event such action becomes necessary to enforce this provision of the agreement, the prevailing party shall be entitled to payment of its reasonable attorney's fees and court costs.

6. Independent Contractor. It is understood and agreed that American is acting as an independent contractor in rendering services pursuant to this Agreement and its employees and subcontractors are not employees of AmeriFirst. As an Independent Contractor, American retains sole and absolute discretion in the manner and means of providing the contracted services. AmeriFirst shall not be responsible for payment of employment taxes or withholding of income or other taxes.

7.    Confidential Information.

      A. It is recognized by each party to this Agreement that certain information, including but not limited to medical records of applicants, Life Expectancy Reports, business practices, proprietary know-how, marketing, pricing, financial information, customer lists and data (collectively "confidential information"), which is proprietary and non-public may be disclosed to the other party pursuant to the Agreement. AmeriFirst and American agree that confidential information will only be available to officers, employees or agents of the parties who may be required to have access to such confidential information, in order to perform their duties under this Agreement and that confidential information will not be disclosed to any other person, firm or entity without obtaining the prior written consent of the other party.

      B. American may destroy all file materials reviewed after completion of its review. However, American may retain such files as long as it maintains adequate security over them.

8. Any disputes relating to this Agreement will be governed by the laws of the State of Florida, without regard to conflict of law provisions. Parties hereby agree that the venue for any legal proceedings relating to this Agreement will be held in the state or federal courts of the State of Florida in St. John's County.

9. Any controversy or claim arising out of or relating to this contract, or the breach of this contract shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules as amended, and judgment on the award rendered by an arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to payment of its reasonable attorney's fees and court costs.

10. This Agreement is expressly intended to govern the respective rights and duties of the parties both during the term of this Agreement and thereafter.

11. Entire Agreement and Amendments. AmerFirst and American agree that this Agreement constitutes the entire agreement between them with respect to this subject matter. The terms and provisions of this Agreement shall not be changed, amended, waived, modified or terminated in any respect whatsoever, except by a written instrument executed by AmeriFirst and American.

In witness whereof, the parties have executed this Agreement as of February 12, 2003.

On behalf of                                On behalf of
AmeriFirst Financial Services, Inc.         American Viatical Services

/s/ David R. Alford                         /s/ Philip R. Lay
----------------------------                ------------------------------
Signature                                   Signature

David R. Alford                             Philip R. Lay
----------------------------                ------------------------------
Printed Name                                Printed Name

Insurance Review                            Managing Partner
----------------------------                ------------------------------
Title                                       Title

                                    EXHIBIT A

                          SAMPLE LIFE EXPECTANCY REPORT

Insured: Xxxxxx Xxxxxx                   Report Requested By: AmeriFirst

Social Security Number: xxx-xx-xxxx      Gender: Male

Date of Birth: 23 July 1950              Height: 72" (6/08/01)

Age: 51                                  Weight: 225lbs. (6/08/01)

Control Number: xxxxxxxx                 Smoking Status: NS

Medical History:

We have reviewed records from 1994 to 10 July 2001. The 8 June 2001 neurology note indicates that Mr. Xxxxxx has "possible probable ALS." He developed slurred speech in December 2000. The 10 July 2001 neurology note reports that he recently developed difficulty with ambulation and rising from a sitting position. Bulbar signs and diffuse motor neuron dysfunction were noted.

On 14 November 1994, Mr. Xxxxxx had cardiac catheterization following a SPECT cardiolite that was suggestive of ischemia. Two 50% LAD lesions were found. On 26 March 1999, he had a negative stress test and a negative nuclear scan. No recent angina was reported.

Estimated Life Expectancy: 21 months*

Discussion of Significant Medical Conditions Affecting Mortality*:

Mr. Xxxxxx has stable coronary artery disease, as well as treated and controlled hypertension. While his cardiac conditions are of some concern, of most significance by far is the presumptive diagnosis of ALS. Mr. Xxxxxx has a neurologic condition that is progressing rapidly.

*Please note: Our estimated life expectancy is an estimate base on those records provided to us by AmeriFirst through 7/10/01 and our best judgment. There can be no guarantee as to the accuracy of any specific estimated life expectancy and American Services assumes no liability for any estimated life expectancy provided.


-------------------------------                      -----------------------
                                                     Date of Report

This report is intended only for the specific use of the company or individual requesting the report and may not be distributed to any other party without the written consent of American Services or the insured. All medical information and/or information specific to the identity of any individual is considered confidential under certain state and Federal laws. If your state or the insured individual's state of residence requires such protection then state law prohibits you from making further disclosure of the information without specific written consent of the person to whom it pertains or as otherwise permitted by law.